UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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Form 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 4, 2013

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Natus Medical Incorporated
(Exact name of registrant as specified in its charter)

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000-33001
(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

1501 Industrial Road
San Carlos, CA  94070
(Address of principal executive offices)

650-802-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 5, 2013, Natus Medical Incorporated (the “Company”) and Astro-Med Inc. (“Astro-Med”) and Grass Technologies Corporation, a wholly-owned subsidiary of Astro-Med, entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will acquire the Grass Technologies Product Group (the “Business”) from Astro-Med.

Pursuant to the Purchase Agreement, the Company will acquire for a cash purchase price of $18.6 million the assets of the Business consisting principally of working capital of not less than $2.0 million, the assembled workforce, intellectual property, and certain other related assets. The purchase price is subject to adjustment depending upon the level of working capital in the Business on the date of the acquisition.

Based in West Warwick, Rhode Island, the Grass Technologies Product Group includes clinically differentiated neurodiagnostic and monitoring products, including a portfolio of polysomnography (PSG) and electroencephalography (EEG) systems for both clinical and research use and related accessories and proprietary electrodes. The Business generated sales of approximately $18.5 million in the year ended January 31, 2012.

It is expected that the transaction contemplated by the Purchase Agreement will be consummated on January 31, 2013.

The acquisition will be funded by existing cash of the Company and borrowings on the Company’s existing credit facility with Wells Fargo Bank National Association (“Wells Fargo”).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated:	January 7, 2013	By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer